Exhibit 10.1

            Transbotics Secures Order in the Food & Beverage Industry

    CHARLOTTE, N.C.--(BUSINESS WIRE)--Jan. 15, 2004--Transbotics Corporation, (OTCBB: TNSB) (www.transbotics.com), announced it has finalized an order with a new customer for an automation system in the food and beverage industry. The order totaling approximately $2,000,000 is to be installed over the next 12 months and will include multiple Automatic Guided Vehicles (AGVs), controls, hardware, software, engineering services and other related equipment.
    "We are very pleased that we were chosen to provide this automation solution for this very important project" stated Claude Imbleau, President of Transbotics Corporation. "Our continued investment in personnel as well as research and development is key to providing unique automation solutions to our existing and potential customers."
    For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of Automatic Guided Vehicles (AGVs), or transportation robots, with an emphasis on complete customer satisfaction. The company is a leading supplier of Automatic Guided Vehicle Systems (AGVS), system retrofits and upgrades, AGV controls technology, engineering services, AGV batteries, chargers and other related automation products. Transbotics' vehicles can be off-the-shelf or engineered-to-order. Each Transbotics vehicle uses leading-edge hardware, software, controls and components, including LazerWay(R) AGV control guidance that provides optimal flexibility and accuracy. Transbotics is committed to assisting its customers in increasing their material-handling efficiencies, thus boosting their bottom line.
    Transbotics has provided unique automation solutions to a variety of industries, including aerospace and defense, automotive (tier one supplier), ceramics, chemical processing, entertainment, food and beverage, newsprint and publishing, microelectronics, plastics, primary metals and recycling. Transbotics' current customers include Fortune 500 companies as well as small manufacturing companies.


    CONTACT: Transbotics Corporation
             Claude Imbleau, 704-362-1115, ext. 200